NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange ("NYSE" or the "Exchange") hereby notifies the Securities and Exchange Commission (the "Commission") of its intention to remove the entire class of Common Stock and Stock Purchase Rights (the "Securities") of Nam Tai Property Inc. (the "Company") from listing and registration on the Exchange on December 16, 2022, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Securities are no longer suitable for continued listing and trading on the NYSE. The Exchange has determined that the Company is no longer suitable for listing because the Company has not filed with the Securities and Exchange Commission (the "SEC") its annual report on Form 20-F for the year ended December 31, 2021. The Company failed to cure this filing delinquency within the initial six-month cure period provided under Section 802.01E. The Exchange, on November 17, 2022, determined that the Securities of the Company should be suspended from trading, and directed the preparation and filing with the Commission of this application for the removal of the Securities from listing and registration on the NYSE. The Company was notified on November 17, 2022. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange's website on November 17, 2022. Trading in the Securities was suspended on November 17, 2022. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange (the "Committee") the determination to delist the Securities, provided it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. The Company did not file such request within the specified period. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.